As filed with the Securities and Exchange Commission on August 27, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORTIVE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	47-5654583
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6920 Seaway Blvd

Everett, WA 98203

(Address of principal executive offices) (Zip code)

Fortive Corporation 2016 Stock Incentive Plan, as Amended and Restated

(Full title of the plan)

Daniel B. Kim

Vice President, Associate General Counsel and Secretary

Fortive Corporation

6920 Seaway Blvd

Everett, WA 98203

(425) 446-5000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	16,500,000	$79.88	$1,318,020,000	$164,094

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of Common Stock that may become issuable under the above-named plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Determined on the basis of the average of the high and low sale price of Common Stock as reported on the New York Stock Exchange on August 23, 2018 of $79.88, solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Fortive Corporation (“Fortive” or the “Registrant”) to register an additional 16,500,000 shares of the Registrant’s common stock, par value $0.01 per share, for issuance pursuant to the Fortive Corporation 2016 Stock Incentive Plan, as amended and restated (the “Plan”). In accordance with General Instruction E to Form S-8, the contents of Registration Statement No. 333-212349, filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2016 are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits

The following exhibits are filed with this Registration Statement:

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Fortive Corporation (incorporated by reference from Exhibit 3.1 to Fortive Corporation’s Current Report on Form 8-K filed on June 9, 2017, File No. 1-37654).

4.2	Amended and Restated Bylaws of Fortive Corporation (incorporated by reference from Exhibit 3.2 to Fortive Corporation’s Current Report on Form 8-K filed on June 9, 2017, File No. 1-37654).

4.3	Certificate of Designations of the 5.00% Mandatory Convertible Preferred Stock, Series A, filed with the Secretary of State of the State of Delaware on June 29, 2018 (incorporated by reference from Exhibit 3.1 to Fortive Corporation’s Current Report on Form 8-K filed on June 29, 2018, File No. 1-37654).

4.4	Fortive Corporation 2016 Stock Incentive Plan, as amended and restated (incorporated by reference from Appendix B to Fortive Corporation’s Proxy Statement on Schedule 14A filed on April 16, 2018, File No. 1-37654).

5.1	Opinion of Counsel.*

23.1	Consent of Ernst & Young LLP, an independent registered public accounting firm.*

23.2	Consent of Counsel (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature pages of this Registration Statement).*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Everett, Washington, on this 27th day of August, 2018.

FORTIVE CORPORATION

By:	/s/ James A. Lico
James A. Lico
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel B. Kim his or her true and lawful attorney-in-fact, with full power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ James A. Lico James A. Lico	President and Chief Executive Officer, and Director (Principal Executive Officer)	August 27, 2018

/s/ Charles E. McLaughlin Charles E. McLaughlin	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 27, 2018

/s/ Emily A. Weaver Emily A. Weaver	Chief Accounting Officer (Principal Accounting Officer)	August 27, 2018

/s/ Alan G. Spoon Alan G. Spoon	Chairman of the Board of Directors and Director	August 27, 2018

/s/ Feroz Dewan Feroz Dewan	Director	August 27, 2018

/s/ Kate D. Mitchell Kate D. Mitchell	Director	August 27, 2018

/s/ Mitchell P. Rales Mitchell P. Rales	Director	August 27, 2018

/s/ Steven M. Rales Steven M. Rales	Director	August 27, 2018

/s/ Israel Ruiz Israel Ruiz	Director	August 27, 2018